Exhibit 99.1

AMSC REPORTS THIRD QUARTER
FISCAL YEAR 2009 FINANCIAL RESULTS

- - -	Increased Revenues 95 Percent Year Over Year Achieved Record GAAP and Non-GAAP Net Income Revenue and Net Income Forecasts Increased for Full Year Fiscal 2009

DEVENS, Mass., February 2, 2010 – American Superconductor Corporation (NASDAQ: AMSC), a global power technologies company, today reported record financial results for the third quarter of its fiscal year 2009 ended December 31, 2009.

Revenues for the third quarter of fiscal 2009 were $80.7 million, a 95 percent increase over $41.3 million in revenues for the third quarter of fiscal 2008. Gross margin for the third quarter of fiscal 2009 was 37.5 percent, which compares with 23.2 percent for the third quarter of fiscal 2008.

AMSC generated GAAP net income of $5.2 million, or $0.11 per diluted share for the third quarter of fiscal 2009. This compares with a GAAP net loss for the third quarter of fiscal 2008 of $7.8 million, or $0.18 per share. The company generated non-GAAP net income of $9.1 million, or $0.20 per diluted share for the third quarter of fiscal 2009. This compares with a non-GAAP net loss of $4.9 million, or $0.11 per share for the third quarter of fiscal 2008. Please refer to the financial table included below for a reconciliation of GAAP to non-GAAP results.

Cash, cash equivalents, marketable securities and restricted cash at December 31, 2009 were $112.8 million. This compares with $141.1 million as of September 30, 2009 and $117.2 million as of March 31, 2009. The decline from September 30, 2009 was primarily due to timing issues related to customer payments. As of January 31, 2010, AMSC’s balance of cash, cash equivalents, marketable securities and restricted cash exceeded $135 million. AMSC continues to expect that it will be net cash flow positive for full-year fiscal 2009.

The company reported backlog as of December 31, 2009 of approximately $546 million compared with $587 million as of September 30, 2009. The decrease is due primarily to shipments made under AMSC’s multi-year wind turbine core electrical component contracts with Sinovel Wind Co., Ltd.

“We delivered better-than-expected financial results for the third fiscal quarter as wind-related revenues continued to grow and our cost management initiatives provided additional bottom-line benefits,” said Greg Yurek, AMSC’s founder and chief executive officer. “With several wind turbine manufacturing customers in volume production, many others set to begin production over the next 12 months and new power grid orders continuing to be closed, the foundation has been set for further growth in fiscal 2010 and beyond.”

Financial Forecast
“We expect to end our fiscal year with continued top-line growth and strong profits,” said David Henry, AMSC’s senior vice president and chief financial officer. “As a result of our third quarter results, we are increasing our full-year guidance for both revenues and net income. For the full year fiscal 2009, we now expect revenues will be in a range of $312 million to $315 million, up from our previous forecasted range of $300 million to $310 million. We are increasing our gross margin forecast to approximately 36 percent from a range of 34 percent to 35 percent. Our GAAP net income forecast for fiscal 2009 also has been increased from a range of $11.0 million to $13.0 million, or $0.24 to $0.29 per diluted share, to a range of $14.0 million to $15.0 million, or $0.31 to $0.33 per diluted share. AMSC’s non-GAAP net income forecast has increased from a range of $27.0 million to $29.0 million, or $0.59 to $0.64 per diluted share, to a range of $29.5 million to $30.5 million, or $0.65 to $0.67 per diluted share. Finally, we continue to expect that AMSC will be net cash flow positive for fiscal year 2009.”

“As we detailed at our Analysts’ Day in November 2009, we expect AMSC’s growth to continue in fiscal 2010,” Henry continued. “We expect our revenue to exceed $400 million and our non-GAAP net income to exceed $54 million, or $1.15 per diluted share for full year fiscal 2010.”

Please refer to the financial table included below for a reconciliation of GAAP to non-GAAP forecasts.

Conference Call Reminder
In conjunction with this announcement, AMSC management will participate in a conference call with investors beginning at 10:00 a.m. ET today to discuss the company’s results and its business outlook. Those who wish to listen to the live conference call webcast should visit the “Investors” section of the company’s website at www.amsc.com/investors. The live call also can be accessed by dialing 312-376-8843 and using conference ID 5014044. A telephonic playback of the call will be available from 1:00 p.m. ET on February 2, 2010 through 1:00 p.m. ET on February 9, 2010. Please call 888-203-1112 and refer to conference ID 5014044 to access the playback.

About American Superconductor (NASDAQ: AMSC)
AMSC offers an array of proprietary technologies and solutions spanning the electric power infrastructure – from generation to delivery to end use. The company is a leader in alternative energy, providing proven, megawatt-scale wind turbine designs and electrical control systems. The company also offers a host of Smart Grid technologies for power grid operators that enhance the reliability, efficiency and capacity of the grid, and seamlessly integrate renewable energy sources into the power infrastructure. These include superconductor power cable systems, grid-level surge protectors and power electronics-based voltage stabilization systems. AMSC’s technologies are protected by a broad and deep intellectual property portfolio consisting of hundreds of patents and licenses worldwide. More information is available at www.amsc.com.

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American Superconductor and design, Revolutionizing the Way the World Uses Electricity, AMSC, Powered by AMSC, D-VAR, dSVC, PowerModule, PQ-IVR, Secure Super Grids, Windtec and SuperGEAR are trademarks or registered trademarks of American Superconductor Corporation or its subsidiaries. All other brand names, product names or trademarks belong to their respective holders. The Windtec logo and design is a registered European Union Community Trademark.

Any statements in this release about future expectations, plans and prospects for the company, including our expectations regarding the future financial performance of the company and other statements containing the words “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. There are a number of important factors that could cause actual results to differ materially from those indicated by such forward-looking statements. Such factors include: we have a history of operating losses, and we may incur losses in the future; a significant portion of our revenues are derived from a single customer, and a reduction in business with this customer could adversely affect our operating results; adverse changes in domestic and global economic conditions could adversely affect our operating results; changes in exchange rates could adversely affect our results from operations; our common stock may experience extreme market price and volume fluctuations, which may prevent our stockholders from selling our common stock at a profit and could lead to costly litigation against us that could divert our management’s attention; if we fail to implement our business strategy, our financial performance and our growth could be materially and adversely affected; we may not realize all of the sales expected from our backlog of orders and contracts; many of our revenue opportunities are dependent upon subcontractors and other business collaborators, and a reduction in orders stemming from these companies could adversely affect our operating results; our products face intense competition, which could limit our ability to acquire or retain customers; our success is dependent upon attracting and retaining qualified personnel and our inability to do so could significantly damage our business and prospects; and our international operations are subject to risks that we do not face in the U.S., which could have an adverse effect on our operating results. Reference is made to these and other factors discussed in the “Risk Factors” section of the company’s most recent quarterly or annual report filed with the Securities and Exchange Commission. In addition, any forward-looking statements included in this press release represent the company’s views as of the date of this release. While the company anticipates that subsequent events and developments may cause the company’s views to change, the company specifically disclaims any obligation to update these forward-looking statements. These forward-looking statements should not be relied upon as representing the company’s views as of any date subsequent to the date this press release is issued.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three months ended		Nine months ended
	December 31,		December 31,
	2009	2008	2009	2008
Revenues:
Power Systems	$77,026	$38,277	$219,513	$109,783
Superconductors	3,633	3,057	8,818	11,743

Total revenues	80,659	41,334	228,331	121,526

Cost of revenues	50,444	31,764	146,498	89,630

Gross profit	30,215	9,570	81,833	31,896

Operating expenses:
Research and development	6,421	5,305	16,365	14,906
Selling, general and administrative	12,881	9,400	36,478	27,142
Amortization of acquisition related intangibles	473	433	1,378	1,417
Restructuring and impairments	—	168	451	668

Total operating expenses	19,775	15,306	54,672	44,133

Operating income (loss)	10,440	(5,736)	27,161	(12,237)
Interest income	195	697	628	2,273
Other income (expense), net	193	(423)	(2,654)	(2,413)

Income (loss) before income tax expense	10,828	(5,462)	25,135	(12,377)
Income tax expense	5,649	2,310	13,824	5,566

Net income (loss)	$5,179	$(7,772)	$11,311	$(17,943)

Net income (loss) per common share
Basic	$0.12	$(0.18)	$0.26	$(0.42)

Diluted	$0.11	$(0.18)	$0.25	$(0.42)

Weighted average number of common shares outstanding
Basic	44,623	43,024	44,222	42,596

Diluted	45,566	43,024	45,072	42,596

UNAUDITED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31,	March 31,
	2009	2009
ASSETS
Current assets:
Cash and cash equivalents	$40,383	$70,674
Marketable securities	50,913	39,255
Accounts receivable, net	78,894	50,103
Inventory	36,100	35,129
Restricted cash	5,802	5,872
Prepaid expenses and other current assets	13,074	10,313
Deferred tax assets, net	791	1,160

Total current assets	225,957	212,506
Property, plant and equipment, net	58,094	54,838
Goodwill	38,643	26,233
Intangibles, net	8,526	8,859
Restricted cash	—	1,406
Marketable securities	15,681	—
Other assets	18,008	5,264

Total assets	$364,909	$309,106

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$65,386	$60,253
Deferred revenue	19,494	21,066

Total current liabilities	84,880	81,319
Deferred revenue	11,637	4,902
Deferred tax liabilities, net	915	840
Other	375	184

Total liabilities	97,807	87,245

Stockholders’ equity:
Common stock	444	433
Additional paid-in capital	682,059	653,052
Accumulated other comprehensive income (loss)	425	(4,487)
Accumulated deficit	(415,826)	(427,137)
Total stockholders’ equity	267,102	221,861

Total liabilities and stockholders’ equity	$364,909	$309,106

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	For the nine months ended
	December 31,
	2009	2008
Cash flows from operating activities:
Net income (loss)	$11,311	$(17,943)
Adjustments to reconcile net income/(loss) to net cash used in operations:
Depreciation and amortization	7,158	6,192
Stock-based compensation expense	10,440	7,586
Stock-based compensation expense—non-employee	91	18
Allowance for doubtful accounts	260	1,466
Re-valuation of warrant	—	1,334
Deferred income taxes	(1,608)	427
Other non-cash items	745	652
Changes in operating asset and liability accounts:
Accounts receivable	(33,035)	(5,735)
Inventory	(728)	(11,531)
Prepaid expenses and other current assets	(2,978)	(1,433)
Accounts payable and accrued expenses	3,325	9,602
Deferred revenue	3,882	8,523

Net cash used by operating activities	(1,137)	(842)

Cash flows from investing activities:
Purchase of property, plant and equipment	(8,232)	(5,247)
Purchase of marketable securities	(68,096)	(77,602)
Proceeds from the maturity of marketable securities	40,638	57,080
Change in restricted cash	1,645	5,030
Purchase of intangible assets	(1,360)	(845)
Change in other assets	(879)	(80)

Net cash used in investing activities	(36,284)	(21,664)

Cash flows from financing activities:
Proceeds from exercise of employee stock options	6,048	12,230

Net cash provided by financing activities	6,048	12,230

Effect of exchange rate changes on cash and cash equivalents	1,082	(1,970)

Net decrease in cash and cash equivalents	(30,291)	(12,246)
Cash and cash equivalents at beginning of period	70,674	67,834

Cash and cash equivalents at end of period	$40,383	$55,588

Supplemental schedule of cash flow information:
Non-cash contingent consideration in connection with acquisitions	$10,828	$11,008
Non-cash issuance of common stock	1,610	443

Reconciliation of GAAP Net Income (Loss) to Non-GAAP Net Income (Loss)
(In thousands, except per share data)

	Three months ended		Nine months ended
	December 31,		December 31,
	2009	2008	2009	2008
Net income (loss)	$5,179	$(7,772)	$11,311	$(17,943)
Amortization of acquisition-related intangibles	473	433	1,378	1,417
Restructuring and impairments	—	168	451	668
Stock-based compensation	3,522	2,392	10,440	7,586
Re-valuation of stock warrants	—	—	—	1,334
Tax effects	(96)	(86)	(277)	(287)

Non-GAAP net income (loss)	$9,078	$(4,865)	$23,303	$(7,225)

Non-GAAP earnings (loss) per share	$0.20	$(0.11)	$0.52	$(0.17)

Weighted average shares outstanding *	45,566	43,024	45,072	42,596

* Diluted shares are used for periods where non-GAAP net income is generated.

Reconciliation of Forecast GAAP Net Income to Non-GAAP Net Income for Fiscal Year 2009
(In millions, except per share data)

	Low	High
Net Income	$14.0	$15.0
Amortization of acquisition-related intangibles	1.9	1.9
Stock-based compensation	13.5	13.5
Restructuring	0.5	0.5
Tax effects	(0.4)	(0.4)

Non-GAAP net income	$29.5	$30.5

Non-GAAP net income per share	$0.65	$0.67

Diluted shares outstanding	45.5	45.5

 Reconciliation of Forecast GAAP Net Income to Non-GAAP Net Income for Fiscal Year 2010
 (In millions, except per share data)
 (Numbers represent minimums)

Net Income	$36.0
Amortization of acquisition-related intangibles	1.8
Stock-based compensation	16.5
Tax effects	(0.3)

Non-GAAP net income	$54.0

Non-GAAP net income per share	$1.15

Diluted shares outstanding	47.0

Note: Non-GAAP net income (loss) is defined by the company as net income (loss) before amortization of acquisition-related intangibles, restructuring and impairments, stock-based compensation, re-valuation of stock warrants, other unusual charges and any tax effects related to these items. The company believes non-GAAP net income (loss) is an important measurement for management and investors given the effect that these non-cash or non-recurring charges have on the company’s net income (loss). The company regards non-GAAP net income (loss) as a useful measure of operating performance and cash flow to complement operating income, net income (loss) and other GAAP financial performance measures.

Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The non-GAAP measures included in this release, however, should be considered in addition to, and not as a substitute for or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. A reconciliation of non-GAAP to GAAP net income (loss) is set forth in the table above.

AMSC Contact Information:
Jason Fredette
Director, Corporate Communications
978-842-3177
jfredette@amsc.com